Exhibit 99

  RF Monolithics Reports Second Quarter Results; RFM Reports Strong First Half


    DALLAS--(BUSINESS WIRE)--March 18, 2004--RF Monolithics, Inc. (Nasdaq:RFMI) today reported net income for the second quarter ended Feb. 29, 2004, of $484 thousand or $0.06 per diluted share compared to net income of $57 thousand or $0.01 per diluted share for the second quarter of the prior year. The Company reported sales for the second quarter of $11.3 million, compared to $10.4 million in the second quarter of the prior year.
    For the six months ended Feb. 29, 2004, net income was $885 thousand or $0.11 per diluted share compared to net income of $111 thousand or $0.02 per diluted share for the same period of the prior year. The Company's sales during the first two quarters of fiscal 2004 were $22.4 million compared to $21.0 million for the prior year's first six months.
    President and CEO David M. Kirk, commented, "We reported a strong second quarter with an increase in sales of more than 8%, an improvement in gross profit of over 5 margin points, and over 8 times the net income, compared to the same period of last year. Our performance in the first two quarters of fiscal year 2004 marks a significant achievement for RFM. We grew our revenue 7% over our prior year's first half by introducing new products and increasing our market share in very price competitive markets. We have also dramatically improved our operating results through increased gross profit margin. Typically our first half is weaker than the prior year's second half. We have broken that trend this year as we recorded stronger sales and profit than reported for the third and fourth quarter of last year and we reported our 4th consecutive quarter of increased sales. The markets we serve continue to improve and our outlook for our second half of 2004 is very positive."
    Mr. Kirk further commented, "We are really encouraged by the ramping activity we are seeing in several of our target applications, particularly tire pressure monitoring and satellite radio. As a result, we expect sales to grow accordingly with an increase for the 3rd quarter in the 10-12% range over our 2nd quarter. The upper end of this range would put us at a 15% year-over-year growth rate, which is consistent with our near term growth model. We continue to work with our offshore contractors to prepare for increases in production volumes and believe we have the capacity to handle this growth. With the product mix we have seen in bookings this quarter, we expect our margins for the 3rd quarter will remain in the low 30% range. We expect our 3rd quarter operating expenses to remain flat and operating cash flow is expected to remain positive."

    Quarter Highlights:

    -- The Company is celebrating its 25th anniversary of providing products and service to the electronic industry.

    -- The Company reported 8% sales growth over its prior year's 2nd quarter. The reported $11.3 million was up slightly over the previous quarter's reported sales.

    -- The Company reported another quarter of strong filter sales and bookings activity which reflects continued growth in satellite radio and CDMA base station applications.

    -- Activity in the tire pressure monitoring (TPM) application was also strong this quarter and the Company's top customer purchased products for this application.

    -- The Company reported its gross margin improved to 31.9% compared to 26.4% in the 2nd quarter of 2003, as a result of a more favorable product mix and cost reduction efforts that more than offset the impact of lower average selling prices.

    -- The Company reported its operating expense increased 19% over the same period of last year, 8% of which reflect unusually high expense related to stock option transactions and travel; 4% is related to reclassification of cost from cost-of-sales to R&D expense; and 7% is increased spending for sales commissions and selected investments to support growth.

    -- The Company reported net income of $484 thousand, which was a 21% improvement over its previous quarter and more than 8 times the net income reported for its prior year's 2nd quarter.

    -- The Company reported its eleventh consecutive quarter of positive operating cash flow at approximately $1 million.

    -- The Company reported a $1.3 million increase in stockholder's equity from its employee stock option and stock purchase programs. Approximately 70% of its employees have purchased stock in the current fiscal year.

    -- The sale of stock and positive operating cash flow allowed the Company to pay down $2.1 million in bank debt. Since its cash balances exceed its remaining bank debt, the Company is essentially debt free.

    -- The Company began consolidation of its manufacturing operations in the Philippines with Automated Technology Inc. This consolidation should improve efficiencies without restraining manufacturing capacity.

    -- The Company successfully conducted its fiscal year 2003 annual shareholders meeting. All issues put before the shareholders were approved and management's presentation to the shareholders is available on the investor relations section of the Company's website (www.rfm.com).



    --  Product Mix for 2nd Quarter Sales was:

        --  Low-power Components          $5.2 Million

        --  Virtual Wire(R) Products       2.7 Million

        --  Filter Products                2.5 Million

        --  Frequency Control Modules      0.8 Million

        --  Technology Development         0.1 Million
                                          ------------
               Total  Sales              $11.3 Million

    --  Market Diversification for 2nd quarter sales was:

        --  Automotive                      36%

        --  Consumer                         9%

        --  Distribution                    26%

        --  Industrial                      19%

        --  Telecom                         10%



    About RFM:

    Celebrating its 25th anniversary, RFM, headquartered in Dallas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave and other technologies for the automotive, consumer, distribution, industrial, medical and telecommunications markets worldwide. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor, and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2003. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. EST. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:

    Internet Access-

    RFM at www.rfm.com. Click on the "Investor Relations" section and then click on "WebCast Live." The webcast is also distributed over CCBN's Investor Distribution Network to both institutional (at www.streetevents.com) and individual investors (at www.companyboardroom.com). To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay will be available on CCBN.

    Telephone Access-

    The toll-free dial-in number is 1-877-461-2816, password T454489R. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-866-518-1010. This replay will be active from 7:00 p.m. EST March 18th through 7:00 p.m. EDT May 18, 2004.



                         RF Monolithics, Inc.
                    Condensed Statements of Income
               (In Thousands, Except Per Share Amounts)


                              Three Months Ended    Six Months Ended
                               February  February  February  February
                                  29,       28,       29,        28,
                                 2004      2003      2004       2003
                              --------- --------- ---------- ---------
                                  (Unaudited)         (Unaudited)

Sales                          $11,273   $10,399    $22,412   $21,027

Cost of sales                    7,681     7,656     15,514    15,408
                              --------- --------- ---------- ---------

 Gross profit                    3,592     2,743      6,898     5,619
                              --------- --------- ---------- ---------

Research and development           987       773      1,841     1,561

Sales and marketing              1,318     1,159      2,587     2,379

General and administrative         766       639      1,479     1,304
                              --------- --------- ---------- ---------

 Operating expenses              3,071     2,571      5,907     5,244
                              --------- --------- ---------- ---------

 Income from operations            521       172        991       375

Other income (expense), net        (34)     (109)       (98)     (252)
                              --------- --------- ---------- ---------

 Income before income taxes        487        63        893       123

Income tax expense                   3         6          8        12
                              --------- --------- ---------- ---------

 Net income                       $484      $ 57      $ 885      $111
                              ========= ========= ========== =========

Earnings per share:

 Basic                           $0.06    $ 0.01      $0.12    $ 0.02
                              ========= ========= ========== =========

 Diluted                         $0.06     $0.01      $0.11     $0.02
                              ========= ========= ========== =========

Weighted average common
Shares outstanding:

 Basic                           7,603     7,156      7,441     7,144
                              --------- --------- ========== =========

 Diluted                         8,412     7,185      8,139     7,182
                              ========= ========= ========== =========


                         RF Monolithics, Inc.
                       Condensed Balance Sheets
                            (In Thousands)

                                           February 29,    August 31,
                                               2004           2003
                                          --------------- ------------
                                            (Unaudited)

ASSETS
Cash and cash equivalents                           $305         $216
Accounts receivable-net                            7,197        6,913
Inventories-net                                    8,272        7,894
Other current assets                                 252          322
                                          --------------- ------------
   Total current assets                           16,026       15,345
Property and equipment-net                         8,168        9,201
Other assets-net                                     256          277
                                          --------------- ------------
   Total                                         $24,450      $24,823
                                          =============== ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                               $4,459       $6,451
Long-term debt                                        87          892
Other liabilities                                    185          190
                                          --------------- ------------

   Total liabilities                               4,731        7,533
Stockholders' equity                              19,719       17,290
                                          --------------- ------------
   Total                                         $24,450      $24,823
                                          =============== ============

    CONTACT: RF Monolithics, Inc., Dallas
             Buddy Barnes, 972-233-2903
             or
             Carol Bivings, 972-448-3767